EXHIBIT 10.20

eScreen Avert Joint Marketing Agreement

        This Agreement is entered into this _____ day of _________, 2000, between eScreen, Inc. (hereinafter referred to as “eScreen” or “Company”) a Kansas corporation, with principal office located at 10895 Grandview, Suite220, Overland Park, Kansas 66210 and Avert, Inc., with an office located at 301 Remington Street, Fort Collins, Colorado 80524, hereinafter referred to as “Avert.” For convenience, this Agreement may refer to Avert and eScreen each individually as a “Party” or together as “Parties.”

It is the intention of this Agreement to enter into a joint marketing venture between the Parties to develop and distribute a unique and exclusive product offering that integrates eScreen and Avert products in a mutually developed and deployed customer order and delivery environment. This mutually developed product offering will be exclusively offered through the eScreen/Avert partnership, and may not be altered modified, sold or re-marketed by any other entity.

        Now, therefore, in consideration of the foregoing and the mutual agreements set forth herein, eScreen and Avert agree as follows:

        1. SERVICES AND DUTIES

A.	Both Parties agree to develop and market an eScreen/Avert employment screening product that can be targeted to the small to medium-size customer. This target market shall generally be considered as those customers who have fewer than 1000 employees.

B.	This development shall involve the integration of the eScreen and Avert customer order and delivery systems into a common platform that allows seamless ordering and applicant results reporting and management. The eScreen clinic software and the Avert OrderXpert system shall be modified to allow the direct ordering and retrieval of the eScreen/Avert offering.

C.	Each party will assume responsibility for the software and system modifications to their respective platforms. The scope and definition of these changes shall be mutually agreed upon during the design phase. Avert and eScreen may at a later date amend this agreement to include additional Avert support for the funding and development of the eScreen modifications. This funding will grant Avert additional rights equal in value to the funding. This commitment will be defined and scheduled within 60 days of execution of this agreement by both Parties. eScreen reserves the right to modify this schedule of integration of systems, contingent on the successful implementation and release of eScreen’s Apollo project.

D.	Both Parties agree to a mutual commitment to market and sell this product. This commitment shall be defined and developed within 90 days of execution of this agreement by both Parties, but shall generally be accepted as including:

        o The creation of a unique Avert product name and brand that identifies eScreen as the provider of the drug test services

o The establishment of revenue goals and targets o The establishment of distribution strategies through each Party's current distribution channels o The development and distribution of marketing collateral
E.	Avert shall have the exclusive right to resell eScreen services through the Avert ADP partner channel. All obligations, commitments, service levels, rights or requirements that Avert has with ADP shall be the sole responsibility of Avert and cannot be construed as committing eScreen to any of these obligations unless expressly spelled out in this agreement.

F.	eScreen shall have the exclusive right to resell this product through the eScreen clinic channel. All obligations, commitments, service levels, rights or requirements that eScreen has with the clinics shall be the sole responsibility of eScreen and cannot be construed as committing Avert to any of these obligations unless expressly spelled in this agreement.

G.	In addition, both Parties may also offer each parties respective services to larger corporate accounts.

        2. APPOINTMENT

A.	Effective upon execution of this Agreement by Avert and eScreen, both parties shall be appointed and shall become authorized representatives to offer (by sale, license, lease or otherwise) the mutually developed product offering.

B.	In addition, effective upon execution of this Agreement by Avert and eScreen, both parties shall be appointed and shall become authorized representatives to offer (by sale, license, lease or otherwise) each Party’s products and services that are listed on Appendix A of this Agreement and such other products and services as the parties may mutually agree (referred to as “Products”). Upon execution of this Agreement, each Party accepts its appointment as a representative of the Company pursuant to the terms of this Agreement.

C.	Both parties acknowledge and agree that this appointment is exclusive only as it relates to the mutually developed products described in Section 1, and that either Party may appoint other representatives for their other products and services at their sole discretion. Both parties agree to represent each other as Preferred Providers of screening products to each Party’s network and customers. “Preferred Provider” for purposes of this Agreement shall mean possessing a preferential right to offer each Party’s respective products to customers.

D.	The parties agree that for purposes of this Agreement, Client shall be deemed to include all affiliates of Client and, accordingly, all references herein to Client shall be deemed to include Client and such affiliates.

        3. MARKET TO BE SERVED; PARTIES RESPONSIBILITIES

A.	This agreement shall allow the joint marketing and development of the mutual products developed as part of this agreement and as further defined in paragraph 1.C above. It is generally understood and excepted that eScreen shall have the sole right to market this product to their existing customers and channels, and that Avert shall have the sole right to market this product to its existing customers and channels.

B.	For all other products and services represented by each party, this agreement will allow both parties to offer Products to any Client customer, current or future with the exception of clients directly contracted with eScreen. During the term of this Agreement, eScreen shall not sell directly to any then current Client customers for the Products listed in Appendix A. eScreen reserves the right to sell products listed on Appendix A directly or indirectly to any future potential Client customer for the Products.

C.	Each Party shall be responsible for providing adequate training and sales support regarding the Products developed under this agreement to each other’s personnel. Specific timelines and schedules for this training will be defined within 60 days of execution of this agreement. Additional training may be provided as reasonably requested.

        4. SOLICITING AND ACCEPTING OF ORDERS

A.	Pricing for the Products will be billed directly to each of the Parties irrespective of the charges Client makes to their Customers for these services.

B.	The parties agree to develop integrated customer set up and management to ensure complete coordination of service and product delivery. All required documentation necessary in order for each party to efficiently service the customers.

        5. TERMS OF SALE

A.	eScreen and Avert shall provide Products for general resale with pricing as established in Appendix A (eScreen reseller pricing) and Appendix B (Avert Reseller pricing). Pricing for the small business product shall be decided based on the product design, estimated volume and anticipated product costs defined during the project definition phase defined in paragraph 1C. Each Party hereby reserves the right to amend the fee schedules set forth in Appendix A and Appendix B should terms or conditions change. The pricing at individual eScreen clinics may be changed, with at least ninety (90) days advance written notice, which said notice shall depend upon clinic configuration with respect to communications and location. Notice of any such changes shall be given to the Client by furnishing Client with copies of new or superseding versions of handbooks, discount sheets, or other written material customarily employed by the Company to convey such information.

B.	Commencing sixty (60) days prior to the end of the initial three (3) year term of this Agreement, the parties shall negotiate in good faith the prices at which each Party shall continue to provide the Products for the following one (1) year renewal term. If at the end of such sixty (60) day period, the parties are unable to reach agreement for the renewal term, this Agreement shall not be renewed for an additional term and shall be terminated effective on the expiration date of such sixty (60) day period.

        6. COMMISSIONS AND EXPENSES

No Commissions or expenses shall be paid to either Party for the referral of the small business customers. All financial benefit derived from this agreement to the Parties of this Agreement will be due to the “marking up” of the resold products and services provided by the Parties to the customers.

For national accounts, Avert and eScreen will develop a commission strategy that compensates the respective sales representatives of each organization.

        7. LEGAL STATUS OF REPRESENTATIVE

A.	This agreement is intended to create a joint venture between the parties, however, neither party has the authority or power to bind the other party by any statement, representation, warrant, or guaranty: to incur any debts, obligations, or liabilities of any kind on behalf of the other party, or to act for or on behalf of the other party in any way, except upon prior express consent from the other party. Except as otherwise set forth in this Agreement, or as otherwise may be required by applicable law, no party shall be held to be a fiduciary or trustee, or to have any fiduciary obligations to the other party.

B.	The authority of each Party under this Agreement is limited to offering the products and services defined in this agreement.

C.	In all matters relating to this Agreement, each Party shall act as an independent contractor. Neither Party or their respective employees shall act as employees of the other Party under the meaning or application of federal, state or local laws. This Agreement does not constitute either party the agent of the other.

        8. PROPRIETARY INFORMATION

Each part recognizes that it has had and will continue to have access to the other party’s confidential information, including but not limited to trade secrets, technical product information, financial and marketing data, customer lists, sales records and leads, specific knowledge of the types and categories or items ordered by customers and particular needs and requirements related thereto, as well as pricing, business practices and other proprietary commercial information (hereinafter the “Proprietary Information”) and that such information constitutes valuable special and unique property of such party. Each party agrees that it will not, for any reason or purpose whatsoever, during the term of this Agreement and thereafter, directly or indirectly, disclose to any party, or use for its own purposes, any of the Proprietary Information without the other party’s written authorization, except as is necessary in the ordinary course of performing its duties under this Agreement. In the event of a breach or threat of breach by a party of the provisions of this Section 6, the non-breaching party shall be entitled to injunctive relief against such party from using or disclosing the Proprietary Information, however the foregoing shall not be construed as prohibiting the non-breaching party from having available to it any other remedy, either at law or in equity, for such breach or threatened breach, including but not limited to the recovery of damages from such breaching party.

        9. TRADEMARKS

Neither Party shall alter, amend, deface, or obscure eScreen or Avert trademarks and trade names on any eScreen or Avert Products. Furthermore, when using each Party’s respective trademarks or trade names on printed material, each party shall identify them as the registered trademarks and trade names of eScreen Inc or Avert Inc. Both Parties shall be entitled to use the eScreen and Avert trademarks and trade names in conjunction with other trademarks and trade names so long as the marks are properly identified.

        10. DURATION OF AGREEMENT; TERMINATION

A.	The term of this Agreement shall be for a three (3) year period commencing on the date on which the Agreement is made and, with the exception of termination as provided herein, this Agreement shall automatically renew itself for additional one year periods, unless notification of non-renewal is given by Client sixty (60) days prior to the anniversary date.

B.	Notwithstanding any other provisions of this Agreement to the contrary, this Agreement may be terminated prior to expiration of its term as follows:

1.	Either Party may terminate this Agreement without prior notice, which termination shall be effective upon giving notice of immediate termination, in any of the following circumstances:

a.	Either Party is put into receivership, makes an assignment for the benefit of creditors, or files or suffers the filing of a petition in bankruptcy and any of such actions is not dismissed within sixty (60) days;

b.	Either Party ceases to function as a going concern or to conduct its operations in the normal course of business as a representative; or

c.	Either Party fails to pay any amounts due to the other Party within thirty (30) days after being given written notice that the amounts owed by the other Party are past due (other than amounts subject to dispute).

d.	Either Party actively solicits customers contracted directly with the other party. Both Parties reserve the sole and exclusive right to determine it’s protected customer list.

e.	If either party fails to meet the commitments and service level objectives (to be defined by mutual consent during the design phase)

f.	Notwithstanding anything to the contrary in this agreement, either Party may terminate this Agreement without cause and without liability or penalty upon 6 months written notice to the other party, and consistent with the obligations for continued customer services identified in Section 11.

C.	Any notice permitted or required under this Agreement shall be in writing and shall be addressed to the party to whom the notice is given as shown on the first page of this Agreement, or at such new address as the receiving party may have notified the other under this Agreement. Notice shall be deemed to have been given (i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy, (iii) on the next business day after dispatch, if sent by a nationally recognized overnight courier, and (iv) on the 5th (fifth) business day following the date such notice is mailed, if sent by regular U.S. mail.

        11. EFFECT OF NON-RENEWAL OR TERMINATION

A.	Neither party shall be deemed to posses any right or property in this Agreement other than the rights stated herein, and the parties agree that any non-renewal or termination pursuant to the terms of this Agreement, or any change in the terms of the appendices attached hereto, shall not be actionable and shall not create any liability by virtue of such termination, non-renewal, or change.

B.	Non-renewal or termination pursuant to this Agreement shall not affect any rights or obligations that have vested under this Agreement prior to the non-renewal or termination. With respect to existing customers of who have purchased Products prior to the nonrenewal hereof, both Parties, on Client’s behalf shall be required to continue offering services pursuant hereto to such clients for so long as such clients desire and continue to pay for such services.

C.	Acceptance by either Party of any new client from the other Party after termination or non-renewal shall not be construed as a renewal of this Agreement or a waiver of the right to terminate or non-renew.

D.	Upon non-renewal or termination both Parties shall return all confidential and proprietary documents and other tangible material containing proprietary information, including but not limited to technical information, catalog information, price lists, and selling materials.

E.	The provisions of Sections 8, 9, and 12 shall survive termination or non-renewal of this Agreement.

        12. OTHER TERMS

A.	Each Party agrees to indemnify, hold harmless and defend the other Party, and its respective shareholders, officers, directors, agents and employees, from and against any and all liability, loss, damages, claims, causes of action, and expenses (including reasonable attorneys, fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the other Party’s performance or breach under this Agreement, or any other act or omission by the other Party, its agents, employees or contractors or any other liability expressly assumed by each Party hereunder.

B.	All data relating to each Party’s customers and all propriety rights therein shall be and remain the sole and exclusive property of each Party and each Party shall be deemed the sole owner thereof.

C.	This Agreement and the rights and obligations hereunder may be assigned by either party without the prior written consent of the other party. Providing the assignee agrees to the terms of this agreement.

D.	The parties to this Agreement shall not be liable to the other for failure of performance of any part of this Agreement as a result of government regulations, Acts of God, fire, labor dispute, accident, war, insurrection, carrier delays, or causes that are of such character that it could not have been prevented or escaped by any amount of foresight or prudence, or by any reasonable degree of care or diligence.

E.	The failure by either party to this Agreement to exercise any right it may have under this Agreement shall not be deemed to be a waiver by such party of its right to exercise said right or any other right under this Agreement at any subsequent date.

F.	Any dispute arising out of or related to this Agreement shall be resolved by binding arbitration and shall be conducted in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall have the power to grant injunctive relief. If the dispute is brought by eScreen against Avert it shall be resolved by arbitration in Colorado. If the dispute is brought by Avert against eScreen it shall be resolved by arbitration in Kansas.

G.	Each Party hereby irrevocably waives, to the fullest extent permitted by law, all rights it may have to a trial by jury in any action, counterclaim or proceeding arising out of or in any way related to this Agreement, or the actions of any Party hereto in the performance, non-performance or enforcement hereof.

H.	In connection with any dispute relating to this Agreement, neither party shall be liable to the other party for any incidental, special or consequential damages (other than lost profits).

ESCREEN, INC.                                                                                                                                         AVERT, INC.

By:    Brian Heatwole                                                                                                                                By:    Jerry D. Thurber
        Title: Vice President, Sales                                                                                                                        Title: Vice President, Client Services

Date:                                                                                                                                                            Date:

APPENDIX A

eScreen PRICING FOR PRODUCTS AND SERVICES TO BE SOLD BY THE

REPRESENTATIVE

eScreen Services and Products

o eScreen Clinic Collection o eCup Urine Drug Test o GC/MS Confirmation (if required) o Data Management hourly transmission to Clients database Pricing based on a minimum volume requirement of ten thousand (10,000) eCup transactions per year with a confirmation rate not to exceed 10%. (The 10,000 minimum to go into effect after 2000 eScreen clinics are installed.)

Avert Pricing Attached as Separate Spreadsheet labeled Appendix B